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                                                                      Exhibit 18





May 22, 1998



Board of Directors
Graham Corporation
Batavia, New York

Dear Sirs/Madam:

We have audited the consolidated financial statements of Graham Corporation (the "Company) as of March 31, 1998 and December 31, 1996, and for the year ended March 31, 1998, the three month period ended March 31, 1997 and for the years ended December 31, 1996 and 1995, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated May 22, 1998. Note 1 to such consolidated financial statements contains a description of your adoption during the year ended March 31, 1998 of a change in the Company's method of revenue recognition from the completed-contract to the percentage-of-completion method of revenue recognition for certain long term contracts. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,


/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
Rochester, New York